                            MASTER PURCHASE AGREEMENT

                                     BETWEEN

                  LOGIX COMMUNICATIONS CORPORATION OF OKLAHOMA

                                       AND

                              NORTHERN TELECOM INC


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                                TABLE OF CONTENTS

ARTICLES
Article 1 - Definitions

Article 2 - Scope of Agreement

Article 3 - Placement of Orders

Article 4 - Price and Payment

Article 5 - Shipment, Title and Risk of Loss

Article 6 - Testing, Turnover and Acceptance

Article 7 - Order Cancellation

Article 8 - Warranty

Article 9 - Nortel's Additional Obligations

Article 10 - Software License

Article 11 - Liability for Bodily Injury, Property Damage and Patent Infringement

Article 12 - Remedies and Limitation of Liability

Article 13 - Continuing Availability

Article 14 - Term and Termination

Article 15 - Confidentiality

Article 16 - Miscellaneous


EXHIBITS:

Exhibit A - Product Annexes

                            MASTER PURCHASE AGREEMENT

This Master Purchase Agreement ("Agreement"), effective as of the 30th day of June, 1998, is entered into by and between Logix Communications Corporation of Oklahoma (hereinafter "Company ") with executive offices located at 13439 North Broadway Extension, Suite 200, Oklahoma City, Oklahoma 7314 and Northern Telecom Inc. (hereinafter "Nortel"), with offices located at 4001 East Chapel Hill-Nelson Highway, Research Triangle Park, North Carolina 27709.

WHEREAS, Company is engaged in providing communication services and products, and providing and maintaining public and private telecommunication networks; and

WHEREAS, Nortel, in conjunction with Nortel Affiliates, is engaged in the design, development, manufacture and sale of various products and offers services associated with such products, which can be used in connection with the telecommunication services, products and networks of Company, and

WHEREAS, Company wish(es) to be able to purchase and/or license various products and services for delivery and installation in the United States from Nortel, which Company will use for its own internal use and not for resale or as stock in trade and Nortel is willing to sell and/or license such products to Company, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1. DEFINITIONS

The following words shall have the meanings set forth below. Words in the singular shall be held to include the plural and vice versa and words of gender shall be held to include the other gender as the context requires.

         1.1 "Acceptance" shall mean that Company has indicated that an ordered Product is (i) operating in accordance with the applicable Specification; (ii) operating in accordance with other documentation or criteria which the parties have mutually agreed to in writing; or (iii) deemed to be accepted pursuant to criteria set forth in Article 6.

         1.2 "Applications" shall mean any program, product, service, development or invention developed by a party using the Building Blocks, including any modified or created Building Blocks, created by Company.

         1.3 "Building Block(s)" shall mean those Software files provided by Nortel with Modifiable Software that are manipulatable or which may be created by Company with such Modifiable Software and which can be used, created or manipulated by Company to create Applications.

         1.4 "Confidential Information" shall mean all information, including without limitation, specifications, drawings, documentation, know-how and pricing information, of every kind or description which may be disclosed by one party to the other party in connection with this Agreement, provided the disclosing party shall clearly mark all such information disclosed in writing as the confidential property of the disclosing party and, in the case of oral disclosure, the disclosing party shall identify the confidential nature of any such information at the time of such oral disclosure and shall provide a written summary of the orally disclosed information to the recipient within fifteen (15) days of such disclosure.

         1.5 "Customer" shall mean entities to whom Company provides telecommunications services as a result of Company's internal use of the Products.

         1.6 "Customer Information" or "CI" shall mean the information provided by Company to Nortel in order for Nortel to engineer and/or provide the components of Systems.

         1.7 "Documentation" shall mean the documents which Nortel generally makes available to its customers containing descriptive, operating, installation, engineering and maintenance information for Products, including Specifications, as such documents may be amended from time to time.

         1.8 "Effective Date" shall mean the date this Agreement becomes effective which shall be the date identified above.

         1.9 "Extension" shall mean Hardware and/or Software which is engineered by Nortel and installed and which is added to an Initial System after the Turnover Date of the Initial System.

         1.10 "Hardware" shall mean, individually and collectively, the Nortel equipment listed in Section 1 of Exhibit A, and shall be deemed to include any hardware which Nortel adds to its generally available Hardware price lists or so identifies to Company in a Quotation.

         1.11 "Hazardous Material" shall mean any pollutants or dangerous, toxic or hazardous substances (including without limitation, asbestos) as defined in, or pursuant to the OSHA Hazard Communication Standard (29 CFR Part 1910, Subpart
Z), the Resource Conservation and Recovery Act (15 USC Section 6901, et seq.), the Toxic Substances Control Act (15 USC Section 2601, et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 USC
Section 9601, et seq.), and any other federal, state or local environmental law, ordinance, rule or regulation or equivalent law or regulation in the location to which the Product is shipped by Nortel.

         1.12 "Initial System" shall mean Hardware and Software, inclusive of a central processor unit, included in a configuration which Nortel identifies as a System and which is initially engineered by Nortel and installed at a specific site.

         1.13 "Installation Site" shall mean the location or facility identified in an Order at which the applicable Products will be installed.

         1.14 "Licensed Software" shall mean the Software which Company has licensed pursuant to this Agreement.

         1.15 "Merchandise" shall mean any Hardware or other parts or components which are not ordered as part of a System and with respect to which no engineering, installation or other Services are provided by Nortel.

         1.16 "Modifiable Software" shall mean Software, or a portion of Software that is identified as such by Nortel in its applicable Documentation, which Company may have certain rights to modify and potentially create Applications or Building Blocks in accordance with the applicable Documentation.

         1.17 "Non-licensed Software" shall mean Software for which Company has not yet obtained a license nor paid applicable right-to-use fees, but which Software may be included with Software loads delivered to Company hereunder.

         1.18 "Nortel Affiliate" shall mean Nortel's parent corporation, Northern Telecom Limited and any corporation controlled directly or indirectly by Northern Telecom Limited through the ownership or control of shares or other securities in such corporation.

         1.19 "Order" shall mean a numerically controlled purchase authorization document issued by Company to Nortel specifying the types and quantities of Products and Services to be furnished by Nortel.

         1.20 "Product(s)" shall mean, individually and collectively, the Hardware, Software, and Documentation, in addition, any product that is placed on Nortel's standard price list in the future shall be deemed incorporated into Exhibit A upon agreement of the parties to additional terms and conditions specified in the applicable Product Annex, if any.

         1.21 "Product Annex" shall mean, with respect to a specific Product, additional or modified terms and conditions as set forth in Exhibit A, inclusive of but not limited to those that may apply to any Third Party Hardware or Third Party Software, unique to such Product.

         1.22 "Quotation" shall mean a written budgetary or firm price quotation issued by Nortel to Company for the supply of any Products or Services pursuant to this Agreement.

         1.23 "Service(s)" shall mean, individually and collectively, any of the services set forth in this Agreement that Company may acquire from Nortel, such as but not limited to maintenance, engineering, installation, training, data management, program management, project management, commissioning, testing, technical assistance Service with respect to Products and installation, and consulting.

         1.24 "Services Software" shall mean that Software and related documentation made available by Nortel which may be used by Company for estimation, planning or information purposes.

         1.25 "Ship Date" shall mean the date as agreed to by the parties, on which a Product ordered by Company is scheduled to be shipped from Nortel's facility or in the case of Software which is downloaded, the date upon which such Software is to be downloaded to the System; however, Ship Date shall not mean the date on which Non-Licensed Software is activated.

         1.26 "Software" shall mean (i) computer programs in object code form or firmware which (a) are owned by, or licensed to, Nortel or any Nortel Affiliates or suppliers, (b) reside in Product memories, tapes, disks or other media, and
(c) provide basic logic operating instructions and user-related application instructions, and (ii) documentation associated with such computer programs which may be furnished by Nortel to Company from time to time, including both Licensed Software and Non-Licensed Software, but in no event shall Software include source code.

         1.27 "Software Release" shall mean Software or revisions to Software containing problem fixes, new features and/or enhancements.

         1.28 "Specification" shall mean with respect to any Product the specifications and/or practices set forth in Northern Telecom Practices ("NTPs") or similar documents published by Nortel which Nortel identifies as the standard performance specifications and practices for such Product.

         1.29 "System" shall mean a configuration of Hardware and Software providing a specified functionality and includes an Initial System and its Extensions, if any.

         1.30 "Third Party Hardware" shall mean any hardware not of Nortel's manufacture which shall be deemed to include any such hardware which Nortel adds to its generally available Third Party Hardware price lists or so identifies to Company in a Quotation.

         1.31 "Third Party Software" shall mean any Software not owned by Nortel which is included within Licensed Software or Non-Licensed Software.

         1.32 "Turnover" shall mean, with respect to any System installed by Nortel, that Nortel has completed its standard manufacturing, verification cycle, installation and/or agreed-upon test procedures, as applicable and that the System is ready for acceptance testing by Company.

         1.33 "Turnover Date" shall mean, with respect to any Product installed by Nortel hereunder, the date on which Nortel provides a notice of Turnover to Company.

ARTICLE 2. SCOPE OF AGREEMENT

         2.1 This Agreement sets forth the terms and conditions under which Company may order Products and/or Services from Nortel. Company may use the Products itself or use the Products to provide services to others, subject to the terms and conditions of this Agreement. All Products shall be delivered and installed in the United States.

         2.2 To the extent any terms and conditions set forth in this Agreement are inapplicable to a Product, the applicable terms and conditions and any additional terms and conditions for such Product shall be set forth in a Product Annex.

         2.3 If specified in a Product Annex as a requirement, Company shall, fifteen (15) days prior to each calendar quarter, submit to Nortel a consolidated non-binding forecast of Products by geographic region, that Company anticipates purchasing or licensing over the next four (4) calendar quarters. In addition to the type, quantity and cumulative dollar amount of Products, the parties may agree upon additional information to be included in such forecast.

         2.4 Unless specifically stated otherwise, all references to money or currency shall be in U.S. dollars and all documentation, correspondence and communication shall be in the English language.

ARTICLE 3. PLACEMENT OF ORDERS

         3.1 when Company desires to order Products and/or Services, Company shall submit to such person as Nortel shall designate, an Order which shall at a minimum specify the following, if applicable:

                    (i) the types and quantities of Products and Services to be furnished by Nortel;

                    (ii) the applicable prices, charges and fees with respect to such Products and Services;

                    (iii) the location or facility to which the Products are to be delivered;

                    (iv)      the incorporation by reference of this
                    Agreement;

                    (v) the location at which the Product is to be installed, if known;

                    (vi) the requested Ship Date and Turnover Date of the System; and

                    (vii) any other information required under this Agreement to be included in an Order.

         3.2 All purchases pursuant to this Agreement shall be made by means of Orders issued from time to time by Company and accepted by Nortel in writing within fifteen (15) days after receipt of Order. In the event Nortel fails to provide its acceptance of an Order in writing within such fifteen (15) day period, such Order shall be deemed to be accepted provided that no additional or special terms and conditions have been written on the face of such Order. Nortel shall have the right to reject any Order, or the applicable portion of such Order, placed hereunder where Company has another agreement with Nortel for the provision of the Products or Services requested in such Order.

         3.3 All Orders issued by Company pursuant to this Agreement shall refer to and specifically incorporate this Agreement by reference and the terms and conditions herein shall govern the transaction resulting from such Order provided that such Order is accepted by Nortel. Preprinted terms and conditions set forth in Orders issued by Company, or in any prior Quotations, acknowledgments or other related documentation issued by any party, shall be considered void and shall have no force or effect; provided, however, that any special terms and conditions written on the face of an Order or otherwise incorporated into such Order shall, upon acceptance in writing by Nortel, and for such Order only, supersede the specific terms and conditions contained herein which may be in conflict.

         3.4 Company may at any time request additions, alterations, deductions or deviations to an Order subject to the condition that such changes and any adjustments resulting from such changes including, but not limited to, schedules and prices, shall be mutually agreed upon and, if so agreed, subsequently detailed in a written revision to the applicable Order ("Change Order"). Company acknowledges that a premium charge may be applied by Nortel should Nortel agree to process a Change Order outside of its standard Order processing cycle for a Product or in the event that a Change Order requires an additional amount of work (such as engineering) to be undertaken to comply with such changes.

         3.5 If Company desires to receive a budgetary or firm Quotation from Nortel for a Product or Service, Company shall submit such request in writing to Nortel's Director, Commercial Marketing, or such other person as designated by Nortel. The request for information shall include the information listed in Section 3.1, as applicable.

         3.6 Nortel shall respond in writing to requests for budgetary Quotations and request for firm Quotations. Unless otherwise specified in the firm Quotation, such firm Quotation shall be valid for ninety (90) days from the date of such Quotation. Budgetary Quotations shall be provided for information and planning purposes only and shall not be considered to be a final or firm statement of the Quotation. The Quotations shall include the following information:

         (i)        Budgetary Quotations

                    (a)       preliminary Hardware and Software lists;
                    (b)       the estimated charges for the Products;
                    (c)       the estimated charges for Services requested; and
                    (d) any other information required by Company's request.

         (ii)       Firm Quotations

                    (a) the price to be paid by Company for the Products, after applying the applicable discounts, if any;
                    (b)       fixed charges for Services requested;
                    (c) complete Hardware and Software lists and project schedules; and
                    (d) any other information required by Company's request.

         3.7 The Ship Date shall be based on Nortel's standard intervals for the applicable Product; however, the parties shall always mutually agree on the Ship Date and take into consideration any unique aspect of the applicable project.

         3.8 Orders may be issued either electronically, such as through electronic data interchange, or via traditional manual methods, as mutually agreed to by the parties.

ARTICLE 4. PRICE AND PAYMENT

         4.1 Nortel shall charge Company for each Product and/or Service ordered by Company in accordance with the prices set forth in each accepted Order, which prices shall be based upon prices identified in one of (i) a Product Annex, (ii) a Firm Quotation, (iii) Nortel's then current prices or (iv) as specified elsewhere in this Agreement or as otherwise mutually agreed in writing.

         4.2 Nortel's prices, if set forth in Exhibit A, may be revised by Nortel no more than once each calendar year, by providing sixty (60) days prior written notice to Company. Such notice shall specify the effective date of the price change and shall apply to all Orders received by Nortel on or after the effective date of the price change. However, in the event there is a recognized industry-wide shortage of a component that is incorporated in a Product, Nortel may increase the price of such Product, following the provision of written notice to Company fifteen (15) days prior to the effective date of such increase or such shorter date as is mutually agreed in view of the shortage. The price increase of such Product shall be limited to the increase in cost of such component for that Product, plus an appropriate markup, for the period of time during which such recognized shortage exists. Following the implementation of a price increase due to a component shortage, the parties shall jointly review every three (3) months or at such other time as is mutually agreed, in good faith, whether such component shortage still exists. If the component shortage has abated, the parties shall jointly determine whether there still is a need for such price increase.

         4.3 Nortel shall promptly extend to Company any price reductions made by Nortel in its generally available, then current list prices for Products and/or Services. Such price reduction shall apply to all Orders received on or after the effective date of such price reduction.

         4.4 Nortel shall invoice Company for Products and Services ordered as follows, unless otherwise agreed to in writing:

                    (i) for Systems, whether or not installation has been ordered from Nortel, one hundred percent (100%) of the price of the Products on the Ship Date, one hundred percent (100%) of the price of any Services upon the date of completion of such Services, except with respect to installation Services, if any, which shall be billed one hundred percent (100%) upon Turnover. Except for installation Services, for Services that have a duration of more than one (1) month to complete, Nortel may invoice Company monthly for that portion of such Services which have been performed as of such invoicing date.

                    (ii) for Merchandise or Documentation provided on a furnish-only basis, one hundred percent (100%) of the total price on the Ship Date; and

                    (iii) for Orders covering Services only, one hundred percent (100%) of the price for such Service following completion of performance, except for recurring support Services which shall be billed quarterly in advance unless otherwise agreed. Some Services may be subject to monthly rates as set out iii a Product Annex or separate Service agreement. To the extent that the provisions indicated above differ, such differences shall be documented in the applicable Product Annex or separate Service agreement and such provisions shall take precedence.

         4.5 Each invoice shall be paid in full within thirty (30) days after the date of such invoice. In the event that Company does not pay an invoice in full within such thirty (30) day period, then Nortel may charge Company interest on the portion of such outstanding invoice, from day thirty one (31) forward, at the rate of one and one half percent (1.5%) simple compound interest per month, or such lesser amount as may be the maximum permissible rate under applicable law, until such time as the outstanding invoice is paid. In addition, Company agrees to pay all collection costs and reasonable legal fees incurred by Nortel as a result of late payment or non-payment by Company.

ARTICLE 5. SHIPMENT, TITLE AND RISK OF LOSS

         5.1 Risk of loss and damage to Products shall pass to Company upon delivery to the loading dock at the Installation Site or other delivery location specified by Company in an Order. Company shall keep such Products fully insured for the total amount then due Nortel for such Products. Company shall pay transportation charges, including insurance, associated with the shipment of Products, however if the parties agree, Nortel shall prepay transportation charges, and insurance for delivery of Products to the Installation Site, or other designated receiving point as specified in an Order. The charges therefore shall be invoiced by Nortel and paid by Company to Nortel in accordance with Article 4 above.

         5.2 Good title to Hardware furnished hereunder, free and clear of all liens and encumbrances, shall vest in Company upon full payment to Nortel of the total amount payable by Company for such Hardware and any related Licensed Software or Services ("Total Fee") furnished by Nortel in connection with such Hardware. Prior to payment for such Product, Company shall not sell or lease the Hardware, or allow any liens or encumbrances to attach to the Hardware or Licensed Software, or remove the Hardware or Licensed Software from the Installation Site without the prior written consent of Nortel, such consent not to be unreasonably withheld.

         5.3 If Company notifies Nortel prior to a Shipment Date that Company does not wish to receive such Products on the Shipment Date, or the Installation Site or other delivery location is not prepared in sufficient time for Nortel to make delivery in accordance with such date, or Company fails to take delivery of any portion of such Products, Nortel may place the applicable Products in storage. In that event, Company shall be liable for all additional costs thereby incurred by Nortel. Delivery by Nortel of any Products to a storage location as provided above shall be deemed to constitute delivery of the Products to Company for purposes of this Agreement, including, without limitation, provisions for payment, invoicing, passage of risk of loss, and commencement of the warranty period.

         5.4 Company grants to Nortel and/or its agents a purchase money security interest in the Hardware and its proceeds or such other similar protection as may be available in the applicable jurisdiction. Until the Total Fee has been paid to Nortel, Company shall cooperate with Nortel in preserving and perfecting Nortel's purchase money security interest in the Products and Company shall promptly (a) execute and deliver to Nortel such financing statements as Nortel may require and (b) execute and deliver to Nortel such other agreements, documents and instruments as Nortel may require to perfect and maintain the validity, effectiveness and priority of the security interest created or intended to be created by this Agreement. Company authorizes Nortel to file one or more financing or continuation statements and amendments thereto, relating to all or any part of the Products without signature of the Company where permitted by law. A carbon, photographic or other reproduction of this Agreement or of any financing statement covering the Products or any part thereof shall be sufficient as a financing statement and may be filed as a financing statement. Company shall not sell, lease or otherwise transfer the Products or any portion thereof or allow any liens or encumbrances to attach to such Products or any portion thereof prior to payment in full of the Total Fee.

ARTICLE 6. TESTING, TURNOVER AND ACCEPTANCE

         6.1 If Nortel has installed a Product, upon completion of such installation Nortel shall test the Product in accordance with Nortel's Turnover procedures to verify that such Product functions substantially in accordance with the applicable Specifications. Upon completion of such verification, Nortel shall provide to Company a written notice of Turnover. Company shall be permitted an opportunity to have an appropriately qualified individual in attendance to observe the performance of such tests, however, the absence of such Company individual for any reason shall not invalidate the tests nor be a reason for Company to withhold Acceptance.

         6.2 Within ten (10) business days after the Turnover Date, Company shall either accept the Product in writing, or notify Nortel in writing, specifying in reasonable detail Those particulars in which, in Company's opinion, the Product is not in material conformance with the Specifications. If Acceptance does not occur within such ten (10) days after the Turnover Date and Company has not indicated to Nortel in writing its basis for not accepting such Product, then Acceptance shall be deemed to have occurred.

         6.3 If Nortel does not install Products furnished hereunder, Nortel shall, prior to delivery of the Products, perform such factory tests as Nortel determines to be appropriate in order to confirm that such Products perform substantially in accordance with the applicable Specifications. Company shall be deemed to have accepted the Products based upon such tests and Acceptance shall be deemed to have occurred upon the Ship Date. In the event Company or any other entity intends to perform installation of a Product, (except for installation of a Product which is not permitted to be installed other than by Nortel, as specified in the applicable Product Annex) Company or such entity may be required to complete prerequisite training or certification prior to Company being allowed to install such Product.

         6.4 In the event Company is utilizing any Product in a revenue-generating capacity, Acceptance shall be deemed to have occurred without limitation or restriction, upon the date of placement of such Product into revenue.generating service.

         6.5 Products, such as Merchandise, which are purchased separately from a System, shall be deemed accepted upon the Ship Date. Services which are purchased separately from a Product shall be deemed to be accepted upon completion of such Services or upon specific milestones as may be identified in a Product Annex.

         6.6 Company shall not unreasonably withhold Acceptance. Nortel shall correct any deficiencies identified by Company in the manner described in this
Article in the Products whereby such Products do not meet the performance criteria set forth in the Specifications. when Nortel has corrected such deficiencies, Company shall accept the Product in writing. Company's failure to either accept or provide notice of non-conformance within the time frame from the Turnover Date, as prescribed in Section 6.2, shall constitute Acceptance of the Product.

         6.7 Following Acceptance of a Product, Company shall execute Nortel's Acceptance notice, confirming Acceptance without any conditions, restrictions, or limitations of any nature whatsoever.

         6.8 Acceptance shall not be withheld or postponed due to:

                    (i) Deficiencies of such Products resulting from causes not attributable to Nortel, such as, but not limited to (a) material change or inaccuracy of Customer Information, (b) inadequacy or deficiencies of any materials, information, facilities or services provided directly or indirectly by Company and tested in conjunction with the applicable Products, or spurious outputs from adjacent material, or (c) other conditions external to the Products which are beyond the limits specified by Nortel in the Specifications for the Products; or

                    (ii) Minor deficiencies or shortages with respect to such Products which are attributable to Nortel, but of a nature that do not prevent operation of the Products in revenue-generating service.

         6.9 With respect to any deficiencies of the type described in Section 6.8(i), Nortel shall at Company's request and expense assist Company in the elimination or minimization of any such deficiencies. With respect to any deficiencies or shortages as described in Section 6.8(ii), Nortel shall, at Nortel's expense, correct any such deficiencies or shortages within thirty (30) days of the date of Acceptance or as otherwise agreed by the parties.

         6.10 In the event Company notifies Nortel of non-acceptance of a Product and Nortel personnel travels to the Installation Site to remedy such non.acceptance and determines that non-acceptance is due to a deficiency of the type described in Section 6.8(i), Nortel will invoice Company for investigation of the matter. In addition to the standard labor rate for Nortel's personnel who travel to the Installation Site, Nortel will invoice Company for the reasonable travel and living expenses incurred by such personnel.

ARTICLE 7. ORDER CANCELLATION

         7.1 In the event Company cancels all or any part of an Order, Company shall pay to Nortel a cancellation charge for each Product or each item of Third Party Hardware or Third Party Software that has been canceled in accordance with the schedule set forth in the applicable Product Annex.

         7.2 Orders for Products That have been shipped by Nortel or Nortel's supplier may not be canceled. Furthermore, Orders for Products which Nortel customizes in accordance with a specific Company request or which are private labeled products, may not be canceled.

ARTICLE 8. WARRANTY

         8.1 Nortel warrants that for a period of twenty-four (24) months from the Ship Date of a System the Hardware contained in such System under normal use and service will be free from defective material and faulty workmanship and shall comply with the applicable Specification. The warranty period for Merchandise shall be ninety (90) days from the Ship Date of such Merchandise. The foregoing warranties shall not apply to items normally consumed during operation of a System such as, but not limited to, lamps and fuses.

         8.2 Nortel warrants that any installation Service performed by Nortel with respect to a System will be free from defects in workmanship for a period of twelve (12) months from the completion date of such Service.

         8.3 Nortel warrants that any Licensed Software shall function during the warranty period of the Hardware with respect to which such Licensed Software is furnished without any material, service-affecting, non-conformance to the applicable Specifications. Licensed Software that is delivered separately from Hardware is warranted for a period of twelve (12) months from the applicable Ship Date. If the Licensed Software fails to so function, Company's exclusive remedy and Nortel's sole obligation under this warranty is for Nortel to correct such failure through, at Nortel's option, the replacement or modification of the Software or such other actions as Nortel reasonably determines to be appropriate, all within a reasonable time having regard to all of the circumstances and failing which the parties agree to negotiate a commercially reasonable solution. Any modification to the Software not performed by Nortel, other than with respect to Modifiable Software, shall void this warranty.

         8.4 If Hardware is not free from defects in material or workmanship and fails to comply with the applicable Specification during the warranty period, Nortel will repair, replace or modifY the defective Hardware so that it substantially complies with the applicable Specification. The warranty service shall be performed at the Installation Site or Nortel's facility as determined by Nortel. If Nortel is unable to repair or modify the defective Hardware within a reasonable period of time so that such Hardware conforms to the applicable Specification, Nortel shall replace the defective Hardware with hardware that conforms to such Specification. Nortel's sole obligation and Company's exclusive remedy under the warranty provisions of this Article with respect to Hardware and installation Services shall be limited to repair, modification or replacement of the defective Hardware or correction of the defective installation Services.

         8.5 Replacement Hardware may be new or reconditioned at Nortel's option. Notwithstanding the foregoing, the warranty period of Hardware which has been subject to repair or replacement by Nortel shall commence upon the Ship Date of the repaired or replacement Hardware to Company and shall expire on the later of ninety (90) days or the last day of the original warranty period with respect to the Hardware which was repaired or replaced. The warranty period of Licensed Software which has been corrected, due to a material non-conformance found in such Licensed Software, shall expire on the later of ninety (90) days from the Ship Date of the corrected Licensed Software to Company or the last day of the original warranty period with respect to such Licensed Software.

         8.6 Nortel warrants that its Products shall comply in all material aspects with all applicable laws and regulations in force known to Nortel, which are in force on the date of the applicable Order therefor, which laws or regulations directly impose obligations upon any manufacturer, seller or installer of such Products.

         8.7 The performance by Nortel of any of its obligations described in this Article 8 shall not extend the applicable warranty period.

         8.8 The warranties set forth in this Article shall not apply to any Products where the defect or non-conformance is due to (i) accident, fire, explosion, power failure, power surge or other power irregularity, lightning, alteration, abuse, misuse or repair not performed by Nortel; (ii) improper storage; (iii) failure to comply with all applicable environmental requirements for the Product as specified by Nortel or any other applicable supplier, such as but not limited to temperature or humidity ranges; (iv) improper performance of installation, maintenance, operation or other service in connection with the Product, provided such service was not performed by Nortel or on Nortel's behalf; (v) use in conjunction with an incompatible product or a product not purchased under this Agreement; (vi) any error, act or omission by anyone other than Nortel; or (vii) where written notice of the defect has not been given to Nortel within the applicable warranty period. The warranties set forth in this Article shall not apply to Third Party Software or Third Party Hardware, provided however that Nortel shall assign to Company (to the extent of Nortel's right to do so) the warranty rights granted to Nortel by the appropriate vendor.

         8.9 Unless Nortel elects to repair or replace defective Hardware at Company's facility, all Hardware to be repaired or replaced, whether in or out of warranty, shall be packed by Company in accordance with Nortel's instructions. Nortel shall use reasonable efforts to ship repaired or replacement Hardware within thirty (30) days of receipt of the defective Hardware. To facilitate the processing of the defective Hardware returned hereunder, Nortel may ship replacement Hardware prior to Nortel receiving the defective Hardware. In the event Company fails to return defective Hardware and Nortel has shipped such replacement Hardware, Nortel shall invoice Company, at Nortel's applicable, then-current pricing for such replacement Hardware thirty
(30) days after the Ship Date of such replacement Hardware. If mutually agreed, Nortel will make repairs on-site at charges set forth in the then-current agreement between the parties for on-site repairs, or if no such agreement exists, at Nortel's then-current charge for such repairs.

         8.10 If the Hardware returned to Nortel pursuant to the immediately preceding paragraph is determined by Nortel to be beyond repair and is outside the warranty period, Nortel shall notify Company and if requested Nortel shall sell Company replacement Hardware at the then-current contract price between the parties for such Hardware. If no such contract exists, Nortel shall sell such replacement Hardware at Nortel's then-current price for such Hardware.

         8.11 Company shall bear risk of loss and shall pay for all transportation charges for Hardware returned to Nortel and Nortel shall bear such risk and pay for transportation charges for repaired or replacement Hardware shipped to Company.

         8.12 Nortel and Nortel's suppliers, as appropriate, shall not have any responsibility to Customers for warranties offered by Company to such customers and Company hereby indemnifies and holds harmless Nortel and Nortel's suppliers, as appropriate, from any claims, damages or liabilities arising out of' or relating to, any warranties offered by Company to such customers.

         8.13 THE WARRANTIES, CONDITIONS AND REMEDIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES, OBLIGATIONS OR CONDITIONS OF NORTEL WITH RESPECT TO THE PRODUCTS AND SERVICES AND ARE COMPANY'S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT SUCH WARRANTIES OR CONDITIONS ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS OF ANY NATURE WHATSOEVER ARISING OUT OF NORTEL'S BREACH OF WARRANTY OR CONDITION.

ARTICLE 9. NORTEL'S ADDITIONAL OBLIGATIONS

         9.1 Nortel shall make training available to representatives of Company with respect to the operation, configuration, installation, service, maintenance and support of the Products at Nortel's Then current prices and at Nortel's facilities, subject to course and class availability.

         9.2 Upon request, Nortel shall provide Company with copies of its then current training catalogue. Company shall provide Nortel with a reasonable number of names and addresses of people to whom this catalogue should be sent Upon the request of Company, Nortel shall provide to Company such additional training as Company requests, at a time and place mutually agreed upon and at the prices to be quoted for such training. The cancellation fees set forth in the training catalogues shall apply.

         9.3 Nortel shall include its standard Documentation package, if any, with each shipment of a Product. Nortel shall make the Documentation available on its choice of media, which may include CD-ROM or other electronic media. Nortel shall provide Company with any other Documentation that is ordered at its then-current pricing therefor. Documentation provided via Nortel's CD-ROM media may be printed and copied and Documentation provided in paper format may be copied, to the extent such Documentation so provides, and only to the extent such printing or copying is necessary for the operation and maintenance of the Products to which the Documentation pertains. However, Company may not press any copies of CD-ROM discs.

         9.4 During the term of this Agreement Company may acquire at Nortel's then-current rates therefor various support Services from Nortel in connection with the Products Company acquires from Nortel. These Services include, but are not limited to the following: technical assistance Services, installation Services, hardware maintenance Services, software maintenance Services and parts repair and replacement Services.

ARTICLE 10. SOFTWARE LICENSE

         10.1 Company acknowledges that the Software may contain programs which have been supplied by, and are proprietary to, Third Party Software vendors. In addition to the terms and conditions herein, Company shall abide by any additional terms and conditions specified in a Product Annex with respect to any Software provided by any Third Party Software vendor.

         10.2 Upon Company's payment to Nortel of the applicable fees with respect to any Software furnished to Company pursuant to this Agreement, Company shall be granted a personal, non-exclusive, paid-up license to use the Software furnished to Company only in conjunction with Company's use of the Hardware with respect to which such Software was furnished for the life of that Hardware as it may be repaired or modified. Company shall be granted no title or ownership rights to the Software, which rights shall remain in Nortel or its suppliers.

         10.3 As a condition precedent to this license and to the supply of Software by Nortel pursuant to the Agreement, Nortel requires Company to give proper assurances to Nortel for the protection of the Software. Accordingly, all Software supplied by Nortel under or in implementation of the Agreement shall be treated by Company as the exclusive property, and as proprietary and a trade secret, of Nortel and/or its suppliers, as appropriate, and Company shall: a) hold the Software, including, without limitation, any methods or concepts utilized therein in confidence for the benefit of Nortel and/or its suppliers, as appropriate, b) not provide or make the Software available to any person except to its employees on a 'need to know' basis; c) not reproduce, copy, or modify the Software in whole or in part except as authorized by Nortel;
d) not attempt to decompile, reverse engineer, disassemble, reverse translate, or in any other manner decode the Software; e) issue adequate instructions to all persons, and take all actions reasonably necessary to satisfy Company's obligations under This license; and f) forthwith return to Nortel, or with Nortel's consent destroy i) upon termination of the license for any reason or
ii) upon receipt of replacement, modified, or updated Software, any magnetic tape, disc, semiconductor device or other memory device or system and/or Documentation or other material, including, but not limited to all printed material furnished by Nortel to Company.

         10.4 The obligations of Company hereunder shall not extend to any information or data relating to the Software which is now available to the general public or becomes available by reason of acts or failures to act not attributable to Company.

         10.5 Nortel may, from time to time, issue updates to the Software and, upon Buyer's payment of applicable Right to Use Fees or Software License Fees, if any, shall license these updates to Buyer. Nortel shall classify such updates as either: 1) Incremental Software Upgrades ("ISUs"), designed to correct any non-conformance to the applicable Software specifications or 2) enhancements which will provide additional features ("Enhancement"). Updates to Software, classified as ISUs by Nortel, will be provided at no cost to Buyer. Notwithstanding the foregoing, ISUs and Enhancements shall not include the cost of any associated hardware that may be required to update such ISUs. Updates classified as Enhancements by Nortel, which will be used by Buyer in its operations shall be made available to Buyer on a billable basis. In the event Nortel determines that the update includes both ISUs and Enhancements which will be used by Buyer in its operations, such update shall be made available to Buyer. If Buyer elects to receive the update, Nortel shall invoice Buyer only for amount determined by Nortel to be attributed to the Enhancements contained in such update.

         10.6 Neither Company nor any successor to Company's title in the applicable Hardware shall have the right to (i) assign this license as to The applicable Software to any other party who acquires legal title to such Hardware, or (ii) sublicense the rights herein granted as to such Software to any person who subsequently acquires the right to use such Hardware unless agreed to in writing by both Nortel and Company. Such consent shall not be unreasonably withheld.

         10.7 Company shall indemnify and hold Nortel and its suppliers, as appropriate, harmless from any loss or damage resulting from a breach of this
Article 10. The obligations of Company under this Article 10 shall survive the termination of the Agreement and shall continue if the Software is removed from service.

NON-LICENSED SOFTWARE

         10.8 Certain Software delivered by Nortel may include Non- Licensed Software. Non-Licensed Software includes (i) any Software for which the applicable RTU fees have not been paid, and (ii) Software for which a periodic RTU fee has expired and the applicable additional RTU fees have not been paid. Company shall submit to Nortel an Order for any Non-Licensed Software that Company desires to license.

         10.9 when Non-Licensed Software is placed into service, the applicable RTU fees, if any, shall be payable. Company shall also have the option to pay the applicable RTU fees for any Non- Licensed Software upon installation of a Software load containing such Non-Licensed Software.

         10.10 To ensure Company's proper activation and/or usage of only the appropriate Software, Company shall complete the appropriate form designated by Nortel prior to the activation and/or usage by Company of any Non-Licensed Software. Company shall identify all Software desired to be activated and/or used (including the number of lines or other units activated, if applicable) in each System and shall transmit such form to Nortel.

         10.11 Nortel shall promptly review any form submitted pursuant to
Section 10.10 and respond in writing, identifying whether (i) any applicable prerequisite Hardware or Software is required by Company prior to activation and/or usage of the applicable Software, or (ii) whether the use of such Software requires Nortel to determine whether the current system configuration will require additional elements, such as Hardware, other hardware and/or memory, prior to activation and/or usage; or (iii) whether Company can use such Software without the addition of any additional Hardware or Software.

         10.12 Nortel reserves the right to access by remote polling any site in which Software was installed to determine which Software has been activated. Such polling shall be done so as not to unreasonably interfere with Company's use of the Product.

         10.13 Nortel shall issue invoices to Company, in addition to those amounts previously invoiced, for amounts found to be payable as a result of Company's activation and/or usage of any Software which Nortel discovers as a result of the remote polling of a site and for which Company has not previously paid the appropriate fee.

         10.14 The warranty period for Software activated later than the original Ship Date of the Software load shall be as stated in the Agreement for such original Software load and shall not be extended to provide for an additional period of warranty based upon the date individual features or units are activated and/or utilized by Company or the date Company pays any applicable right-to-use fees.

         10.15 If requested by Company, Nortel shall provide the Software support Services specified in Article 9 or in a Services agreement provided that Company maintains the Software within at least two previous Software Releases or as otherwise specified in the Services agreement.

MODIFIABLE SOFTWARE

         10.16.1 Notwithstanding anything to the contrary above, upon payment to Nortel of the applicable fees, Nortel hereby grants to Company, subject to the applicable terms and conditions of this Agreement, a personal, non-transferable, non-assignable and non-exclusive right to modify Software which Nortel identifies as modifiable in its Documentation solely for the purpose of modifying and creating Building Blocks and Applications. Upon the modification or creation of any Applications, or the modification or creation of any Building Blocks, Nortel shall have no obligations with regard to warranty under Article 8 or indemnity under Article 11 for such Applications or Building Blocks.

         10.16.2 Nothing contained in this Section 10.16 shall transfer, or be deemed to transfer, or contemplate the transfer of, any rights in or to the Software other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Nortel does not in any way transfer any right, title or interest in or to the Software or any element constituting a portion thereof to Company, other than the right of Company to modify or create Building Blocks and Applications.

         10.16.3 For any Building Blocks and Applications created solely by Company, and for all modified portions of the Nortel-provided Building Blocks with respect to such modified portion only, Company shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications, Building Blocks or portions thereof and shall have the right to file for or otherwise secure and protect such rights. For all such Company created Applications or Building Blocks or modified portions of Building Blocks, the parties shall, on a case by case basis, negotiate in good faith to determine whether Company may desire to license any such Applications or Building Blocks to Nortel.

         10.16.4 For any Application created solely by Nortel, and for the Nortel-provided Building Blocks, Nortel shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications or Building Blocks and shall have the right to file for or otherwise secure and protect such rights. For all such Nortel Applications or Building Blocks, Company may license any such additional Nortel Products upon Nortel making such generally available to its customers.

         10.16.5 In the event Company and Nortel intend to jointly create Applications or Building Blocks, the parties shall mutually agree as to applicable terms and conditions.

SERVICES SOFTWARE

         10.17.1 With respect to Services Software, Company shall: i) utilize such Services Software and the results thereof solely for the purposes described
Section 1.24; and ii) comply with additional terms, if any, applicable to such Services Software as specified in a Product Annex. Nortel may, at any time and without liability or obligation to Company, modify the Services Software, any computer equipment of Nortel or suppliers used in connection with such Services Software, and identification codes, manuals or other information or Documentation used in connection with the Services Software.

         10.17.2 SERVICES SOFTWARE IS PROVIDED AS IS AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL DOES NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS THAT MAY BE OBTAINED BY USING SERVICES SOFTWARE. COMPANY ASSUMES RESPONSIBILITY FOR THE SELECTION OF THE SERVICES SOFTWARE TO ACHIEVE COMPANY'S INTENDED RESULTS, AND FOR THE INSTALLATION, USE, AND RESULTS OBTAINED FROM THE SERVICES SOFTWARE. IN NO EVENT WILL NORTEL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS OF ANY NATURE WHATSOEVER ARISING OUT OF NORTEL'S BREACH OF WARRANTY OR CONDITION.

ARTICLE II. LIABILITY FOR BODILY INJURY, PROPERTY DAMAGE AND PATENT INFRINGEMENT

         11.1 A party hereto shall defend the other party against any suit, claim, or proceeding brought against the other party for direct damages due to bodily injuries (including death) or damage to tangible property which allegedly result from the negligence or willful misconduct of the defending party in the performance of this Agreement. The defending party shall pay all litigation costs, reasonable attorney's fees, settlement payments and such direct damages awarded or resulting from any such suit, claim or proceeding.

         11.2 Nortel shall defend Company against any suit, claim or proceeding brought against Company alleging that the sale to, or use by Company of, any Products, excluding Third Party Hardware or Third Party Software, furnished hereunder infringes any patent ("Infringement Claim"). Nortel shall pay all litigation costs, reasonable attorney's fees, settlement payments and damages awarded or resulting from any such suit, claim or proceeding. With respect to Third Party Hardware or Third Party Software, Nortel shall assign any rights with respect to infringement of patents granted to Nortel by the supplier of such items to the extent of Nortel's right to do so.

         11.3 Nortel's cumulative liability, pursuant to this Article 11 and including its costs and expenses incurred in satisfying its obligations set forth below, shall for each Infringement Claim, not exceed one hundred percent (100%) of the purchase price of the Product giving rise to the Infringement Claim.

         11.4 Nortel shall not be liable and Company shall indemnify Nortel for any costs incurred by Nortel or liabilities of Nortel arising under this Article in excess of the amounts so stated above.

         11.5 Nortel shall have no liability, in respect of any Infringement Claim based on the use of a Product in the event such Product: (a) is manufactured, designed or supplied by Nortel in accordance with any design or any special instruction furnished by Company, (b) is used by Company in a manner or for a purpose not contemplated by this Agreement, (c) is used by Company in combination with other products not provided by Nortel, including, without limitation, any software developed solely by Company through the permitted use of Products furnished hereunder, provided the Infringement Claim arises from such combination or the use thereof, (d) is modified by Company where such modification is not authorized by Nortel, or (e) is used or located by Company in a location other than the location in which and for which it was supplied by Nortel. In the excepted cases stated above, Company shall indemnify and hold Nortel harmless against any loss, cost, expense, damage, settlement or other liability, including, but not limited to, attorneys' fees, which may be incurred by Nortel with respect to any suit, claim, or proceeding described in this
Section 11.5.

         11.6 Nortel shall not be liable for, and Company shall indemnify Nortel in respect of, any damages awarded based on Company's willful, knowing or deliberate infringement of a patent, copyright, trade secret, trademark or other proprietary right where such infringement results in a pecuniary damage award.

         11.7 Nortel may provide Company with notice of an actual or potential Infringement Claim. Nortel shall consult with Company regarding the Infringement Claim and the course of action to be pursued as a result thereof. In the event the parties fail to agree on a satisfactory course of action for dealing with the matter, Company may either:

                    (i) return to Nortel the affected portion of the Product(s) in return for a refund of the depreciated value (as carried on the books of Company) of the Product(s) so returned; or
                    (ii) continue to use the Product(s) at Company's own risk.

         11.8 Nortel shall not be liable for, and Company shall indemnify Nortel in respect of any Infringement Claim(s) where Nortel has provided notice to Company of the Infringement Claim(s) and Company elects to continue its use of the Product(s) covered by the Infringement Claim.

         11.9 If as a result of an Infringement Claim, other than those contemplated above, an injunction is obtained against Company's use of any Product, Nortel shall, at Nortel's option:

                    (i) procure for Company the right to continue using the alleged infringing Product(s);

                    (ii) replace or modify the same with equivalent or better Product(s) so that Company's use is non-infringing; or

                    (iii) accept return of the affected portion of the Product(s) and refund to Company the depreciated value (as carried on the books of Company) of the Product(s) so returned.

         11.10 The defense of any claim which is predominantly covered by the provisions of the Agreement shall be controlled by the party upon whom the majority of the ultimate liability is likely to be imposed. Such controlling party shall give the other party a reasonable opportunity to participate in negotiation or defense of the claim so that such other Party may reasonably protect its own interests. Neither Party shall be liable for any settlement obligation incurred without its written consent.

         11.11 Company shall waive any and all claims that Company may have against Nortel that Company may have due to any use by Company of Modifiable Software and any modification Company may have made to a Product as a result of such use. Further, Company shall be responsible for any additional hardware, software or services required as a result of such use.

         11.12 THE REMEDIES SET FORTH IN THIS ARTICLE 11 ESTABLISH THE ENTIRE OBLIGATION OF THE PARTIES IN REGARD TO CLAIMS RELATING TO INTELLECTUAL PROPERTY RIGHTS INCLUDING CLAIMS DIRECTED TO THE INFRINGEMENT OF PATENTS, COPYRIGHT, TRADE SECRETS AND OTHER PROPRIETARY RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST REVENUES, PROFITS OR OTHER ECONOMIC LOSSES, ARISING FROM SUCH INFRINGEMENTS AND/OR OTHER MATTERS, OTHER THAN AS SPECIFICALLY SET FORTH HEREIN.

ARTICLE 12. REMEDIES AND LIMITATION OF LIABILITY

         12.1 Nortel shall have the right to suspend its performance, upon written notice to Company, and forthwith remove and take possession of all Products that shall have been delivered to Company, if, prior to payment to Nortel of any amounts due pursuant to this Agreement with respect to such Products, Company shall (a) become insolvent or bankrupt or cease, be unable, or admit in writing its inability, to pay all debts as they mature, or make a general assignment for the benefit of, or enter into any arrangement with, creditors, (b) authorize, apply for, or consent to the appointment of, a receiver, trustee, or liquidator of all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty (60) days of such commencement, or (c) file a voluntary petition under any bankruptcy or insolvency law or under the reorganization or arrangement provisions of the United States Bankruptcy Code or any similar law of any jurisdiction or have proceedings under any such law instituted against it which are not terminated within sixty (60) days of such commencement.

         12.2 In the event of any material breach of this Agreement which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option to avail itself of any and all remedies available at law or equity, except as otherwise provided for in this Agreement.

         12.3 Nothing contained in Section 12.2 or elsewhere in this Agreement shall make Nortel liable for any indirect, incidental, punitive, special, or consequential damages of any nature whatsoever for any breach of this Agreement whether the claims for such damages arise in tort, contract, or otherwise.

         12.4 Nortel shall not be liable for any additional costs, expenses, losses or damages resulting from errors, acts or omissions of Company, including, but not limited to, inaccuracy, incompleteness or untimeliness in the provision of information by Company to Nortel or a customer of Company or fulfillment by Company of any of its obligations under this Agreement. Company shall pay Nortel the amount of any such costs, expenses, losses or damage incurred by Nortel.

         12.5 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred, except any action for nonpayment by Company of any prices, charges, or fees payable hereunder may be brought by Nortel at any time permitted by applicable law, and Nortel may suspend performance of any of its obligations hereunder until all such payments are made.

ARTICLE 13. CONTINUING AVAILABILITY

         13.1 For a period of five (5) years following the Ship Date of a System, Nortel shall make spare parts, or their functional equivalent, available for purchase by Company, so that Company may meet existing obligations relative to the Products included in such System. Nortel shall also make available to Company such information as is reasonably required in order to allow functionally equivalent spare parts to perform with Products previously delivered to Company. The prices charged for the spare parts following the termination of this Agreement shall be Nortel's then current published list price or its then current policy. In the event that Nortel is in material breach of the obligation stated above and has not cured such breach within the time period set forth in Section 12.2, should Nortel fail to provide said parts or to obtain another source of supply, Nortel shall be required to provide to Company (subject to the proper arrangements for confidentiality), at Company's request, the technical information or any other rights required, so that Company is able to obtain replacement parts on its own or through a third party. The technical information includes, without limitation, (a) the most current Documentation, including maintenance manuals, procedures and the like required to perform maintenance, (b) manufacturing drawings and specifications of raw materials and components comprising such parts and/or (c) manufacturing drawings and specifications covering special tooling and the operations thereof.

         13.2 Nortel shall only be required to provide such technical information which it has the legal right to supply and which Nortel is then using in its day to day operations to manufacture Products or obtain parts.

         13.3 The provision of such technical information to Company shall not preclude Nortel from selling or otherwise transferring any and all such technical information or other rights to any third party.

         13.4 In the event Nortel intends to discontinue the availability of, or support Service for, a major module of a Product (notice may not be provided for component and individual circuit pack discontinuance), Nortel shall provide Company with at least six (6) months' prior written notice of such event and the applicable Product shall be considered manufacture discontinued or discontinued, respectively, after such six (6) month period. Nortel shall have no obligation to provide notice of manufacture discontinue if only components of a Product are being replaced and such replacement does not materially affect form, fit or function of the Product.

ARTICLE 14. TERM AND TERMINATION

         14.1 This Agreement will be in effect from the Effective Date and shall, except as otherwise provided herein, continue in effect thereafter through December 31, 2000 ("Term").

         14.2 Either party may delay performance under this Agreement or terminate this Agreement, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within thirty (30) days after written notice thereof. If the alleged default is not capable of being remedied within thirty (30) days, the defaulting party must commence to remedy the alleged default within such thirty (30) day period and provide to the non-defaulting party a plan for timely remedying the alleged default in order to avoid termination. Default is defined to include:

                    (i) either party's insolvency or initiation of bankruptcy or receivership proceedings by or against the party;

                    (ii) either party's material breach of any of the terms or conditions hereof including the failure to make any payment when due, if the amount of the payment due is not in dispute; or

                    (iii) the execution by either party of an assignment for the benefit of creditors or any other transfer or assignment of a similar nature other than as provided for in Section 6.4.

         14.3 Termination of this Agreement for any cause shall not release either party from any liability which at the time of termination has already accrued to the other party or which thereafter may accrue in respect to any act or omission prior to termination or from any obligation which is specified in
Section 16.18 below to survive termination.

ARTICLE 15. CONFIDENTIALITY

         15.1 Each party which receives the other party's Confidential Information shall use reasonable care to hold such Confidential Information in confidence and not disclose such Confidential Information to anyone other than to its employees and employees of a Nortel Affiliate, as applicable, with a need to know. A party that receives the other party's Confidential Information shall not reproduce such Confidential Information, except to the extent reasonably required for the performance of its obligations pursuant to this Agreement and in connection with any permitted use of such Confidential Information.

         15.2 Company shall take reasonable care to use Nortel's Confidential Information only for study, operating, or maintenance purposes in connection with Company's use of Products furnished by Nortel pursuant to this Agreement.

         15.3 Notwithstanding the foregoing, either party shall be free to use that portion of the Confidential Information which may be retained in intangible form by those employees who have had access to the Confidential Information, for any purpose, including use in the development, manufacture, marketing and maintenance of its products and service. The marketing of any product or service, including the dissemination of supporting documentation, which inherently discloses the disclosing party's Confidential Information shall not be deemed a breach by the recipient of such obligations provided however that ownership of the Confidential Information and all intellectual property rights to such Confidential Information remain with the disclosing party.

         15.4 The obligations of either party pursuant to this Article 15 shall not extend to any Confidential Information which recipient can demonstrate through written documentation was already known to the recipient prior to its disclosure to the recipient, was known or generally available to the public at the time of disclosure to the recipient, becomes known or generally available to the public (other than by act of the recipient) subsequent to its disclosure to the recipient, is disclosed or made available in writing to the recipient by a third party having a bona fide right to do so, is independently developed by recipient, or is required to be disclosed by process of law, provided that the recipient shall notify the disclosing party promptly upon any request or demand for such disclosure.

ARTICLE 16. MISCELLANEOUS

         16.1 PUBLICITY - A party shall not release, without the prior written approval of the other party, any advertising or other publicity relating to this Agreement wherein such other party may reasonably be identified. In addition, each party shall take reasonable precautions to keep the existence of this Agreement confidential so long as this Agreement remains in effect and for a period of five (5) years thereafter, except as may be otherwise expressly provided in this Agreement or as may be reasonably required to enforce this Agreement by law.

         16.2 APPLICABLE LAW - The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina, except for its rules with regard to the conflict of laws.

         16.3 EFFECTS OF HEADINGS - All headings used herein are for index and reference purposes only, and shall not be given any substantive effect. This Agreement has been created jointly by the parties and no rule of construction requiring interpretation against the drafter of this Agreement shall apply in its interpretation.

         16.4.1 ASSIGNMENT - Other than as explicitly stated below, neither party may assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld. A change in control of Company shall be deemed an assignment hereunder. A change in control shall occur if ownership or control of more than 50% of the shares of the Company entitled to elect the Board of Directors changes during the term of this Agreement. Company's consent shall not be required for any assignment or transfer by Nortel (a) to any Nortel Affiliate of all or any part of this Agreement or of Nortel's rights hereunder, or (b) to any third party of Nortel's right to receive any monies ("Receivables") which may become due to Nortel pursuant to this Agreement.

         16.4.2 Company hereby consents to the sale of Receivables by Nortel without the necessity for any further notice and without any qualification on such consent. Company grants permission for Nortel to disclose the provisions of this Agreement to purchasers and prospective purchasers of Receivables, or their affiliates and others with a present or prospective financial interest in such Receivables, and their respective agents, attorneys, auditors, rating agencies and other advisors.

         16.5 SUBCONTRACTING - Nortel may subcontract any of its obligations under this Agreement, but no such subcontract shall relieve Nortel of primary responsibility for performance of its obligations.

         16.6 NON-WAIVER - The failure by either party hereto at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require the performance with respect thereto or to claim a breach with respect thereto.

         16.7 RELATIONSHIP OF THE PARTIES - The provisions of this Agreement shall not be construed to establish any form of partnership, agency or other joint venture of any kind between Nortel and Company, nor to constitute either party as the agent, employee or legal representative of the other. All persons furnished by either party to accomplish the intent of this Agreement shall be considered solely as the furnishing party's employees or agents and the furnishing party shall be solely responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers' compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

         16.8 FORCE MAJEURE - If the performance by a party of any of its obligations under this Agreement shall be interfered with by reason of any circumstances beyond the reasonable control of that party, including without limitation, fire, explosion, acts of God, war, revolution, civil commotion, unavailability of supplies or sources of energy, power failure, breakdown of machinery, delays regarding zoning, easements or deed restrictions, any legal proceedings between parties unrelated to the parties hereto or labor difficulties, including without limitation, strikes, slowdowns, picketing or boycotts, then that party shall be excused from such performance for a period equal to the delay resulting from the applicable circumstances and such additional period as may be reasonably necessary to allow that party to resume its performance. With respect to labor difficulties as described above, a party shall not be obligated to accede to any demands being made by employees or other personnel.

         16.9 TAXES - Company shall at Nortel's direction promptly reimburse Nortel or pay directly to the applicable government or taxing authority all taxes and charges arising hereunder, including, without limitation, penalties and interest, except for taxes computed upon the net income of Nortel.

         16.10.1 HAZARDOUS MATERIALS - Prior to issuing any Order for Services to be performed at Company's facilities, Company shall identify and notify Nortel in writing of the existence of all Hazardous Materials which Nortel may encounter during the performance of such Services, including without limitation, any Hazardous Materials contained within any equipment to be removed by Nortel.

         16.10.2 If Company breaches its obligations pursuant to the immediately preceding paragraph, (a) Nortel may discontinue the performance of the applicable Services until all the Hazardous Materials have been removed or abated to Nortel's satisfaction by Company at Company's sole expense, and (b) Company shall defend, indemnify and hold Nortel harmless from any and all damages, claims, losses, liabilities and expenses, including without limitation, attorney's fees, which arise out of Company's breach of such obligations.

         16.11 NOTICE - All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered (i) by hand, or
(ii) by facsimile, transmission (confirming the same by mail) or (iii) by certified or next-day mail addressed as follows:

         If to Company:
         Logix Communications Corporation of Oklahoma
         13439 North Broadway Extension, Suite 200
         Oklahoma City, Oklahoma 73114
          Attention: Mr. Jeff Brzozowski
          Facsimile: (405) 516-8880

         If to Nortel:
         Northern Telecom Inc.
         4001 East Chapel Hill-Nelson Highway
         Research Triangle Park, North Carolina 27709
         Attention: Assistant Vice President, Contracts Management and
                    Negotiations
         Facsimile: (919) 992-8474

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above.

                    16.11.1 SITE ACCESS AND PREPARATION - Company shall provide Nortel or its subcontractors with access to its sites during the times specified by Nortel and as are reasonably necessary for Nortel to perform its obligations hereunder. Nortel shall comply with Company's reasonable site and security regulations.

                    16.11.2 All sites at which the Products shall be delivered or installed shall be prepared by Company in accordance with Nortel's standards, including, without limitation, environmental requirements. Prior to and during installation, Company shall ensure the timely and adequate delivery, installation and functioning of the electrical and telecommunications connections and other environmental requirements, including but not limited the HVAC systems, specified in Nortel's instructions, Specifications, Documentation or in a Product Annex.

                    16.11.3 Company shall provide reasonable working space and facilities, including heat, light, ventilation, telephones, electrical current, waste removal and other necessary utilities for use by Nortel-designated maintenance personnel, and adequate secure storage space, if required by Nortel, for Products and materials. Company shall also provide adequate security for the Products while on Company's site.

                    16.11.4 Company shall obtain all necessary governmental permits applicable to Company in connection with the installation, operation, and maintenance of Products furnished hereunder, excluding any applicable permits required in the normal course of Nortel's doing business. Any information which Nortel reasonably requests from Company and which is necessary for Nortel to properly install or maintain the Products shall be provided by Company to Nortel in a timely fashion and in a form reasonably specified by Nortel.

         16.12 INFORMATION AND DOCUMENTATION - Company shall provide any information and/or documentation that Nortel reasonably requests from Company and that is necessary for Nortel to properly perform any of its obligations hereunder. Such information shall be provided in a form reasonably specified by Nortel by the dates specified by Nortel.

         16.13 EXPORT - Company shall not export any Products or technical data received from Nortel pursuant to this Agreement, or release any such Products or technical data with the knowledge or intent that such will be exported or transmitted to any country or to foreign nationals of any country, except in accordance with applicable U.S. law concerning exporting and with written consent of Nortel. Company shall obtain all government authorizations, in accordance with applicable law prior to exporting or transmitting any such Products or technical data.

         16.14 SEVERABILITY - If any provision of this Agreement is declared or determined to be invalid or unenforceable under applicable law, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

         16.15 MODIFICATION OF AGREEMENT - No addition to or modification of this Agreement shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

         16.16 REGULATORY COMPLIANCE - In the event of any change in the Specifications or Nortel's manufacturing or delivery processes for any Products as a result of the imposition of requirements by any government, Nortel may upon notice to Company, increase its prices, charges and fees to cover the added costs and expenses directly and indirectly incurred by Nortel as a result of such change.

         16.17 ENTIRE AGREEMENT - This Agreement, including the Exhibits, Schedules and Annexes which are attached hereto and incorporated herein, comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, publications and understandings of any nature whatsoever. No Exhibits, Schedules or Annexes modified or created subsequent to the execution of this Agreement shall be deemed to be incorporated into this Agreement unless mutually agreed in a writing and signed by a duly authorized representative of each party.

         16.18 SURVIVORSHIP - Any terms of this Agreement, which by their nature are intended to survive including but not limited to Articles 8, 10, 11, 12, 15 and Sections 4.5, 9.3, 13.1, and 14.3 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.

NORTHERN TELECOM INC.                              LOGIX COMMUNICATIONS
                                                   CORPORATION OF OKLAHOMA

By: /s/ Cynthia C. Hemme                           By: /s/ Glenn Hall
   ---------------------------                        -------------------------
Name: Cynthia C. Hemme                             Name:  Glenn Hall
     -------------------------                          -----------------------
Title: Vice President                              Title: VP - National Dev &
       Marketing Contracts                                CVS
     -------------------------                           ----------------------
Date:    6/30/98                                   Date: 6/5/98
     -------------------------                          -----------------------

                                    EXHIBIT A
                                PRODUCT ANNEX A.1

DMS-FAMILY SWITCHES

The supplemental terms and conditions provided below take precedence over any conflicting terms and conditions specified, in the Sections noted below or elsewhere, in the Agreement as such terms and conditions apply to the DMS-10, DMS-100, DMS-200, DMS-100/200, DMS-250, DMS-300 or DMS-500 Products ("DMS-Family Switches").

ARTICLE 4, SECTION 4.1

With regard to the subject of price, the following shall apply:

a.       DMS-10 discounts and discount application

         (i) For Extensions, a discount of twenty five percent (25%) ("Extension Discount") shall be applied to reduce the price of Hardware and the fees for modular firmware. The Extension Discount shall not apply to the fees for or price of Software, Third Party Software, stock remotes, Orders placed through Nortel Direct, Merchandise, vendor items and Services.

         (ii) For Extensions, the price of Hardware and fees for modular firmware, as first reduced by the Extension Discount, as appropriate, shall be further reduced by the discount ("Volume Discount") of thirty-five percent (35%), except as noted herein. The Volume Discount shall not be applied to the fees for or price of Software, Third Party Software, Merchandise, stock remotes, Orders placed through Nortel Direct, vendor items and Services.

b.       DMS-100, DMS-200, DMS-100/200, DMS-250, DMS-300 or DMS-500 discounts and discount application

         (i) For Extensions, a discount of twenty five percent (25%) ("Extension Discount") shall be applied to reduce the price of Hardware and the fees for modular firmware. The System Discount and Extension Discount shall not apply to the fees for or price of Software, Third Party Software, nondiscountable Hardware, Merchandise, stock remotes, Orders placed through Nortel Direct, vendor items and Services.

         (ii) For Extensions, the price of Hardware and fees for modular firmware, as first reduced by the Extension Discount, as appropriate, and the fees for Software shall be further reduced by the discount ("Volume Discount") of thirty-five percent (35%), except as noted herein. The Volume Discount shall not be applied to the fees for or price of nondiscountable system Software, Third Party Software, nondiscountable Hardware, Merchandise, stock remotes, Orders placed through Nortel Direct, vendor items and Services.

c. The Extension Discounts and Volume Discounts set forth in (a) and (b) above shall apply only in the event Nortel is awarded all the switching, transport, and access Products and Services delineated in Nortel's Quotation dated March 18, 1998 to Company's request for Quotation dated February 13, 1998 ("RFQ").

d. In the event Company awards Nortel all the switching, transport, and access Products and Services as described in subparagraph (c) above, Company shall be entitled to certain special extension pricing ("Special Extension Pricing"), in lieu of the Extension Discount and Volume Discounts set forth in subparagraph (b) above, for purchase of the Hardware and/or license of Software only in the configurations as set forth in Attachment 1(a) through 1(c) to this Product Annex A.1. Such Special Extension Pricing shall be available for a period of up to fourteen (14) months after the Turnover Date of each of the twenty-five
         (25) Initial Systems to be purchased as set forth in the RFQ. Such Special Extension Pricing is inclusive of all discounts and charges for engineering and installation.


ARTICLE 4 SECTION 4.4

With regard to the subject of invoicing Company for Products and Services, the following shall apply:

         (i) for Extensions installed by Nortel, ninety percent (90%) of the price and/or fees, as applicable, of the Hardware and Software (excluding that part of the price attributable to installation ("Installation Charge")) shall be due and payable within thirty (30) days of shipment of the Product to the Installation Site or other location as agreed to by Company and Nortel and upon receipt of invoice therefor,

         (ii) ninety percent (90%) of the appropriate Installation Charge shall be due and payable within thirty (30) days of Turnover and upon receipt of invoice therefor,

         (iii) upon Turnover but prior to the payment to Nortel of any amount in excess of ninety percent (90%) of the total price Company shall inspect the installation performed hereunder and if the installation shall be found to materially conform to the Specifications and all provisions hereunder performed, Company shall certify to that fact and as to the amount of the balance due to Nortel. After such certification has been issued by Company, but no later than thirty (30) days after the date of Turnover, Nortel shall issue its invoice to Company for any unpaid amounts to which Nortel shall be entitled. Company shall pay such amounts to Nortel within thirty (30) days of receipt of invoice unless approval by Company shall be withheld because of the failure of the installation to materially conform to the Specifications and the failure of all provisions to be performed hereunder by Nortel.

         (iv) For each Extension furnished to Company hereunder but not installed by Nortel one hundred percent (100%) of the net price shall be invoiced upon delivery of such Extension to the Installation Site loading door or other location as agreed to by Company and Nortel.

ARTICLE 5, SECTION 5.1

With regard to the subject of reschedule of an Order, the following shall apply:

         . Sixty (60) days notice must be provided to Supplier prior to the scheduled Ship Date.

ARTICLE 6, SECTION 6.3

With regard to the subject of Company performing Installation of any of the DMS-Family Switches, the following shall apply:

         . Company shall not initially have the right to perform Installation
           Services, but may obtain the right to install certain DMS-Family Switch Products, subject to attending applicable training courses, obtaining the required training certifications to perform same and obtaining Supplier's written concurrence to do so.

ARTICLE 7, SECTION 7.1

With regard to the subject of Company's cancellation of an Order, the following shall apply:

         In the event Company cancels all or any part of an Order, Company shall pay to Supplier a cancellation charge for each Product that has been canceled in accordance with the following schedule:

           . 90 days or more prior to Ship Date      100% of Engineering Charges
           . 30-89 days prior to Ship Date           100% of Engineering Charges
                                                     plus 25% of remainder of Order amount
                                                     (less the Installation Charges)
           . 0-29 days prior to Ship Date            100% of Order amount

ARTICLE 10, SECTION 10.1

With regard to the subject of Third Party Software, the following shall apply:

 . At this time, there are no additional terms with regard to Third Party
  Hardware or Third Party Software that must be observed by Company.

                      ATTACHMENT 1(a) TO PRODUCT ANNEX A.1

                            DTEI Frame Configuration

Hardware:
                   Part Number                        V    Part Description                      Qty
                   -------------------------------    -    ---------------------------------   -------
                   < < DTD0 > > ISDN DTE
                   NT6X50AB                                DS-1 E.F.F. CARD CP                    20
                   NTZZO2FB                                UNIVERSAL TONE RECEI                    2
                        NT6X92BC                           DOMESTIC UNIVERSAL T                    4

                   NTZZ02HN                                D5512 NETWORK INTERP                    2
                        NT6X40FB                           LINK CONTROL CARD                       4
                        NT6X40GA                           DS-512 LINK CONTROL                     4

                   NTZZ02UA                                XPM PERIPHERAL LOADE                    2
                        NT7X05AA                           ENHANCED PERIPERAL L                    4

                   NTZZ17AT                                CPCE FRAME-EARTHQUAK                    1
                        NT0X25AH                           EARTHQUAKE FRWK ASSY                    1
                        NT3X90AC                           DC FAN COOLING UNIT                     1
                        NT6X01AD                           ISDN READY XPM FRAME                    1
                        NT6X0250                           UNIVERSAL GROUND POI                    1
                        NT6X02UF                           UNIVERSAL FIBER KIT-                    2

                   NTZZ17GJ                                ISDN COMMON PERIPH C                    2
                        NT0X50AA                           FILLER FACE PLATE                      16
                        NT2X70AF                           POWER CONVERTER                         4
                        NT6X02NA                           ISDN CPCI COMMON CIR                    2
                        NT6X44AA                           TIME SWITCH CP                          4
                        NT6X69AD                           MESSAGE PROTOCOL & T                    4
                        NTBX01BA                           ENHANCED ISDN SIGNAL                    4
                        NTMX71AA                           XPM PLUS TERMINATOR                     4
                        NTMX77AA                           PROCESSOR CP WI SMB                     4

                   < < FWA0 > > FRAMEWORK
                   CABLEANDFRAME                           ESTIMATION FOR CABLE                    1

Software:        Feature Software                                          Package
                 --------------------------------------------------------  --------
                 NIO NI-1 PRI                                              NI000011
                 NIO NI-1 PRI NETWORKING                                   NI000013
                 NI0 ISDN PRI BASE                                         N1000022

TOTAL NET PRICE:                                                          $153,600.00

                      ATTACHMENT 1(b) TO PRODUCT ANNEX A.1

                            MVIE Frame Configuration

Hardware:
                           Part Number                        V    Part Description                              Qty
                           --------------------------------   -    -----------------------------------------   -----
                           < < FWAO > > FRAMEWORK
                           CABLEANDFRAAE                           ESTIMATION FOR CABLE                            1

                           < < MVK0 > > ESMA EQUIP
                           NT6X40FB                                LINK CONTROL CARD                               4
                           NT6X40GA                                DS-512 LINK CONTROL                             4
                           NT6X92BC                                DOMESTIC UNIVERSAL T                            4
                           NTMX79AB                                DS60 EXTENDER PACK                              4
                           NTMX81AA                                DUAL TI CPANE                                  48
                           NTMX87AA                                QUAD PCM CARRIER                               12
                           NTQX90AA                                MULTI-VENDOR MAIN FR                            1
                           NTRX54BA                                FAN POWER CONTROL MO                            1
                           NTZZ03SY                                SMA2 COMMON CP PACKF                            2
                                NT0X50AA                           FILLER FACE PLATE                               4
                                NTAX74AA                           16MB PERIPHERAL PROC                            4
                                NTBX01BA                           ENHANCED ISDN SIGNAL                            4
                                NTMX72AB                           POWER CONVERTER                                 4
                                NTMX73BA                           SIGNALLING PROCESSOR                            4
                                NTMX75BA                           ENHANCED MATRIX                                 4
                                NTMX76CA                           ESMA MESSAGING PACK                             4

                           NTZZ12UA                                RSCS CLASS MODEM RES                            2
                                NT6X78AB                           CLASS MODEM RESOURCE                            4

                           < < PDA0 > > Pwr Dist Cont

                           A0205210                           *    DUMMY FUSE                                     -4
                           NT0X42AS                                30AMP DISTRI FUSING                             4

Software:                  Feature Software                                          Package
                           ------------------------------------------------------    -------------------------------
                           BAS GENERIC                                               BAS00003
                           SMA TR303 I/F                                             SMA00001

TOTAL NET PRICE:                                                                     $129,600.00

                      ATTACHMENT 1(c) TO PRODUCT ANNEX A.1

                             DTE Frame Configuration

Hardware:                  Part Number                        V    Part Description                              Qty
                           -------------------------------  -----  ------------------------------------------  ------
                           < < DTAO > > Dig Trk Equip

                           NT6X50AB                                DS-1 E.F.F. CARD CP                            20
                           NTZZ02FB                                UNIVERSAL TONE RECEI                            2
                              NT6X92BC                             DOMESTIC UNIVERSAL T                            4

                           NTZZ02HN                                DS512 NETWORK INTERP                            2
                                NT6X40FB                           LINK CONTROL CARD                               4
                                NT6X40GA                           DS-512 LINK CONTROL                             4

                           NTZZ04HD                                DTC MODULE COMMON CI                            2
                                NT0X50AA                           FILLER FACE PLATE                              16
                                NT2X70AF                           POWER CONVERTER                                 4
                                NT6X02CZ                           DTC PACKFILL                                    2
                                NT6X44AA                           TIME SWITCH CP                                  4
                                NT6X69AD                           MESSAGE PROTOCOL & T                            4
                                NTMX71AA                           XPM PLUS TERMINATOR                             4
                                NTMX77AA                           PROCESSOR CP W/ 8MB                             4

                           NTZZ17AT                                CPCE FRAME-EARTHQUAK                            1
                                NT0X25AH                           EARTHQUAKE FRWK ASSY                            1
                                NT3X90AC                           DC FAN COOLING UNIT                             1
                                NT6X01AD                           ISDN READY XPM FRAME                            1
                                NT6X0250                           UNIVERSAL GROUND P0I                            1
                                NT6X02UF                           UNIVERSAL FIBER KIT-                            2

                           < < PDA0 > > Pwr Dist Cont

                           NT0X42AK                                FUSE 20 AMP                                     4
                           NT0X42AN                                FUSE 5 AMP                                      2

TOTAL NET PRICE:                                                                                      $115,200.00

                                         EXHIBIT A
                                     PRODUCT ANNEX A.2

TRANSPORTNODE/ACCESSNODE PRODUCTS

The supplemental terms and conditions provided below take precedence over any conflicting terms and conditions specified, in the Sections noted below or elsewhere, in the Agreement as such terms and conditions apply to Supplier's TransportNode or AccessNode Products.

ARTICLE 4, SECTION 4.1

With regard to the subject of price, the following shall apply:

(a) For purchases of TransportNode Products during the Term, the table below sets forth the level of discounts which shall be applied to the list price of the corresponding Products (set forth below) to reduce the price of such Products ("Volume Discount").


         Products               Discounts
         --------               ---------
         OC3X                      30%
         OC12                      37%
         OC48                      40%

(b) For purchases of AccessNode Products during the Term, the table below sets forth the level of discounts which shall be applied to the list price of the corresponding Products (set forth below) to reduce the price of such Products ("Volume Discount").

         Products                                         1998-1999           2000
         --------                                         ---------           ----
         AccessNode                                          47%               49%
         AccessNode Express                                  47%               49%
         Epsilon II Linecard                                 47%               49%
         Epsilon Station Linecard                            47%               49%
         MFA150                                              22%               22%

The Volume Discounts set forth in (a) and (b) above shall apply only in the event Nortel is awarded all the switching, transport, and access Products and Services to fulfill all of Company's requirements delineated in the RFQ.

ARTICLE 4, SECTION 4.4

With regard to the subject of invoicing Company for Products and Services, the following shall apply:

         (i) for Systems installed by Nortel, ninety percent (90%) of the price and/or fees of the Hardware and Software (excluding that part of the price attributable to installation ("Installation Charge")) shall be due and payable within thirty (30) days of shipment of the Hardware, and Software to the Installation Site or other location as agreed to by Company and Nortel;

         (ii) the remaining ten percent (10%) of the price and/or fees of the Hardware and Software shall be due and payable within ninety (90) days of shipment of the Hardware and Software to the Installation Site or other location as agreed to by Company and Nortel;

         (iii) ninety percent (90%) of the appropriate Installation Charge shall be due and payable within thirty (30) days of Turnover; and

         (iv) upon Turnover, Company shall inspect the installation performed hereunder and if the installation shall be found to materially conform to the Specifications and all provisions hereunder performed, Company shall certify as to that fact. After such certification has been issued by Company, but no later than thirty (30) days after the date of Turnover, Nortel shall issue its invoice to Company for any unpaid amounts to which Nortel shall be entitled. Company shall pay such amounts to Nortel within thirty (30) days of receipt unless approval by Company shall be withheld because of the failure of the installation to materially conform to the Specifications and the failure of all provisions to be performed hereunder by Nortel.

         (v) For each Product furnished to Company hereunder but not installed by Nortel one hundred percent (100%) of the price shall be invoiced upon delivery of such Product to the Installation Site or other location as agreed to by Company and Nortel.

ARTICLE 5, SECTION 5.1

With regard to the subject of reschedule of an Order, the following shall apply:

      - Ten (10) days notice must be provided to Supplier prior to the scheduled Ship Date.

ARTICLE 6, SECTION 6.3

With regard to the subject of Company performing Installation of any of the TransportNode or AccessNode Products, the following shall apply:

         . Company shall not initially have the right to perform Installation
           Services, but may obtain the right to install the TransportNode or AccessNode Products, subject to attending applicable training courses, obtaining the required training certifications to perform same and obtaining Supplier's written concurrence to do so.

ARTICLE 7, SECTION 7.1

With regard to the subject of Company's cancellation of an Order, the following shall apply:

         In the event Company cancels all or any part of an Order, Company shall pay to Supplier a cancellation charge for each Product that has been canceled in accordance with the following schedule:

            . 15 days or more prior to Ship Date    No Charges
            . 0-14 days prior to Ship Date          100% of Engineering Charges
                                                    plus 15% of remainder of
                                                    Order amount (less the
                                                    Installation Charges)
            . After scheduled Ship Date             100% of Order amount

ARTICLE 10, SECTION 10.1

          . At this time, there are no additional terms with regard to Third
            Party Hardware or Third Party Software that must be observed by Company.